Exhibit 99

 Credit Acceptance Corp. Announces Amendments to its
         Loan Agreements Have Been Approved

     SOUTHFIELD, Mich. -- Dec. 15, 1997 -- Credit Acceptance Corporation (Nasdaq/ NMS: CACC) announced today that amendments to its loan agreements had been approved by its holders of senior notes and its banks. Such amendments were required as a result of the violation of a fixed charge coverage covenant based on the Company's third quarter financial results. The Company had previously announced that it had obtained a temporary waiver of this covenant violation until a longer term amendment could be finalized. The new amendments modify the required fixed charge coverage ratio and add several new financial covenants to both its senior note and bank agreements. The amendments to the Company's senior note agreements additionally provide for a 50 basis point increase in the interest paid on such notes until such time as the Company improves its debt ratings.

     Credit Acceptance Corporation is a specialized financial services company which provides funding, receivables management, collection, sales training and related products and services to automobile dealers selling vehicles to consumers with limited access to traditional sources of consumer credit.